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Exhibit 23.7

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the use in this Registration Statement (No. 333-195787) on Amendment No. 3 to Form S-1 of JP Energy Partners LP of our report dated May 7, 2014, relating to our audit of statements of operations and cash flows of Wildcat Permian Services, LLC for the period from January 1, 2013 through October 6, 2013 and the period from September 12, 2012 (inception) through December 31, 2012, appearing in the Prospectus, which is part of this Registration Statement.

        We also consent to the reference to our firm under the caption "Experts" in such Prospectus.

/s/ Hein & Assocates LLP

Dallas, Texas
September 22, 2014

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  Exhibit 23.7